Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated July 20, 2016

Relating to Preliminary Prospectus issued July 11, 2016

Registration Statement No. 333-212093

TPI COMPOSITES, INC.

Update and Supplement to Preliminary Prospectus

Issued July 11, 2016

This free writing prospectus relates to the initial public offering of common stock of TPI Composites, Inc. (“TPI”) and should be read together with the preliminary prospectus issued July 11, 2016 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-212093) relating to this offering of our common stock. The Preliminary Prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1455684/000119312516644847/d854963ds1a.htm

References to “TPI Composites,” “TPI,” “we,” “us,” and “our” are used in the manner described in the Preliminary Prospectus. The following information updates and supplements the information contained in the Preliminary Prospectus:

On July 18, 2016, we were notified by one of our customers that a wind blade we manufactured failed in India on July 17, 2016. We do not yet know the specific circumstances surrounding this event, including the potential causes or contributing factors to the event, such as weather. We plan to work together with our customer to review the circumstances surrounding the event and determine what may have occurred.

Please see “Risk Factors—Risks Related to Our Wind Blade Business—Defects in materials and workmanship or wind blade failures could harm our reputation, expose us to product warranty or other liability claims, decrease demand for our wind blades, or materially harm existing or prospective customer relationships” on page 21 of the Preliminary Prospectus.

TPI has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents TPI has filed with the SEC for more complete information about TPI and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.